Exhibit 10.2

BioVeris Corporation

Severance Plan

The Company hereby adopts, as of April 4, 2007, the Bioveris Severance Plan for the benefit of certain employees of the Company and its subsidiaries, on the terms and conditions stated herein. All capitalized terms used herein are defined in Section 1 hereof. The Plan, as a “severance pay arrangement” within the meaning of section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b).

Section 1	Definitions. The following terms shall have the following meanings:

(a)	“Applicable Service” shall mean the period of a Participant’s continuous service as an employee of the Company, including for this purpose the Participant’s service with Igen International, Inc.
(b)	“Board” shall mean the board of directors of the Company.
(c)

“Cause” shall mean (i) the Participant’s conviction of or plea of no contest or no contendere to a felony or (ii) the Participant’s malfeasance or willful misconduct in relation to the performance of his/her duties to the Company or the Participant’s repeated willful refusal to perform his/her duties, in each case that has not been cured without harm or damage to the Company within 15 days after notice from the Company setting forth the particular instances alleged to constitute “cause.”

(d)

“Change of Control” shall mean (i) any Person or Group, other than a Group of which an Excluded Person is a member, becoming the beneficial owner of 20% or more of the Company’s then outstanding voting securities, (ii) any merger, consolidation, reorganization or similar transaction involving the Company, other than, in the case of any of the foregoing, a transaction in which the Company’s shareholders immediately prior to the transaction hold immediately thereafter, in the same proportion as immediately prior to the transaction, not less than a majority of the combined voting power of the then outstanding voting securities with respect to the election of the board of directors of the resulting entity, (iii) any change in a majority of the Board within a 24 month period (unless the change was approved by 2/3 of the Incumbent Directors), (iv) any liquidation or sale of all or substantially all of the Company’s assets, provided that no grant to a third party of a license to use intellectual property made on an arm’s length basis shall constitute a Change of Control, or (v) any other transaction so defined by the Board.

(e)	“Company” shall mean BioVeris Corporation and, after a Change of Control, any successor or successors thereto.
(f)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
(g)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(h)

“Excluded Person” shall mean Samuel J. Wohlstadter, Nadine Wohlstadter, their respective “Affiliates” or “Associates” (each as defined in Rule 12b-2 under the Exchange Act), their respective heirs and any trust or foundation to which either of them have transferred or may transfer the Company’s voting securities.

(i)

“Good Reason” shall mean the occurrence, on or after the date of a Change of Control and without the affected Participant’s written consent, of (i) a reduction in the Participant’s annual base salary or wages, or (ii) the relocation of the Participant’s principal place of employment to a location more than fifty (50) miles from the Participant’s principal place of employment immediately prior to the Change of Control.

(j)	“Group” shall have the meaning ascribed to such term in the Exchange Act.
(k)

“Incumbent Director” shall mean a member of the Board on the date this Plan was adopted together with any director who is appointed as a member of the Board, or who is nominated to become a member of the Board by, or with the approval of, at least 2/3 of the directors who qualified as Incumbent Directors at the time of such appointment or nomination.

(l)

“Participant” shall mean any employee of the Company and any of its Subsidiaries who is employed by the Company or any of its Subsidiaries immediately prior to the occurrence of a Change of Control, other than (1) any such employee whose employment is subject to a collective bargaining agreement and (2) any such employee who participates in the Company’s Termination Protection Program.

(m)	“Person” shall have the meaning ascribed to such term in the Exchange Act.
(n)

“Plan Administrator” means the person or persons, who may be employees of the Company or its affiliates, appointed from time to time by the Board to administer the Plan which appointment may be revoked at any time by the Board. In the absence of any appointment, the Plan Administrator shall be the Board.

(o)	“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.
(p)	“Weekly Base Salary” shall mean a quotient determined by dividing (i) a Participant’s annual base salary in effect on the date of the Change of Control or the date of termination of employment, whichever is higher, by (ii) the number fifty-two (52).

Section 2            Severance Payments. If a Participant’s employment with the Company is terminated within 6 months following a Change of Control (i) by the Company without Cause or (ii) by the Participant for Good Reason, subject to signing and letting become effective a general release of claims in a customary form used by the Company, then such Participant shall become entitled to the following compensation:

(a) If the Participant has one year or less of Applicable Service as of the date of termination, then the Participant shall be entitled to a lump sum payment equal to three (3) times Weekly Base Salary, such payment to be made within 10 days following the date of termination.

(b) If the Participant has more than one year of Applicable Service as of the date of termination, then the Participant shall be entitled to a lump sum payment equal to the sum of (1) for each full year of Applicable Service, an amount equal to three (3) times Weekly Base Salary, plus (2) for any partial year of Applicable Service, a pro rata portion (based on the number of full weeks of Applicable Service in such partial year) of three (3) times Weekly Base Salary, such payment to be made within 10 days following the date of termination.

In no event, however, shall payments made under Section 2(b) exceed 26 times the Participant’s Weekly Base Salary.

Any amounts payable hereunder shall be reduced by (i) any amounts actually paid to the Participant during any applicable notice period, including any notice period required under the WARN Act, and (ii) any severance or notice period to which a Participant may be entitled under any other agreement, plan or policy.

Section 3            Claims Procedure. In the event of a claim by a Participant as to the amount or timing of any payment or benefit, such Participant shall present the reason for his claim in writing to the Plan Administrator. The Plan Administrator shall, within sixty (60) days after receipt of such written claim, send a written notification to the Participant as to its disposition. In the event the claim is wholly or partially denied, such written notification shall (i) state the reason or reasons for the denial (including reference to pertinent Plan provisions on which the denial is based), (ii) provide a description of any additional material or information necessary for the Participant to perfect the claim, and (iii) set forth the procedure by which the Participant may appeal the denial of his claim. In the event a Participant wishes to appeal the denial of his claim, he may request a review of such denial by making application in writing to the Plan Administrator within sixty (60) days after receipt of such denial. Such Participant (or his duly authorized legal representative) may, upon written request to the Plan Administrator, review any documents pertinent to his claim, and submit in writing issues and comments in support of his position. Within sixty (60) days after receipt of a written request for an appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than one hundred twenty (120) days after such receipt), the Plan Administrator shall notify the Participant of the final decision. The final decision shall be in writing and shall include specific reasons for the decision, written in a manner to be understood by the claimant, and contain specific references to the pertinent Plan provisions on which the decision is based.

Section 4            Tax Withholding. The Company shall be entitled to withhold from amounts to be paid to the Participant hereunder any federal, state or local withholding or other taxes which it is from time to time required by law to withhold.

Section 5	Plan Administration.
(a)

The Plan shall be interpreted, administered and operated by the Plan Administrator, who shall have complete authority, in its sole discretion subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for the administration of the Plan.

(b)

All questions of any character whatsoever arising in connection with the interpretation of the Plan or its administration or operation shall be submitted to and settled and determined by the Plan Administrator in an equitable and fair manner in accordance with the procedure for claims and appeals described in Section 3 hereof. Any such settlement and determination shall be final and conclusive, and shall bind and may be relied upon by the Company, each of the Participants and all other parties in interest.

(c)	The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.
(d)

The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel (which may be the Company’s general counsel) and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.

Section 6            Plan Amendment or Termination. The Plan may be amended or terminated by the Company at any time; provided, however, that the Plan may not be terminated until six months following a Change of Control nor may the Plan be amended within six months following a Change of Control in a manner that would be adverse to Participants under the Plan.

Section 7	General Provisions
(a)

Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation, by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be subject to, any obligation or liability of such Participant.

(b)

If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions herein, and the Plan shall be construed and enforced as if such provisions had not been included.

(c)	The Plan shall be binding upon any successor to the Company.
(d)

The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under the Plan.

(e)	Except to the extent pre-empted by Federal law, the Plan shall be construed and enforced according to the laws of the State of Maryland, without reference to its choice of law rules.

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